CALCULATION OF REGISTRATION FEE

Title	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$7,693,290.00	$893.96

Term Sheet STR-15 (To the Prospectus dated March 23, 2012, the Prospectus Supplement dated March 23, 2012, and the Product Supplement ETF STR-1 dated September 30, 2014)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03
769,329 Units $10 principal amount per unit CUSIP No. 22539W202	Pricing Date Settlement Date Maturity Date	October 30, 2014 November 6, 2014 November 16, 2015

Strategic Accelerated Redemption Securities® Linked to an International Equity Basket

▪  Automatically callable if the Observation Level of the Basket on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value
▪      In the event of an automatic call, the amount payable per unit will be:
▪  $10.350 if called on the first Observation Date
▪  $10.525 if called on the second Observation Date
▪     $10.700 if called on the final Observation Date
▪      If not called on the first or second Observation Dates, a maturity of approximately one year and one week
▪  The Basket is comprised of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF (the "Basket Components"). Each Basket Component was given an initial weight of 50%.
▪  If not called, 1-to-1 downside exposure to decreases in the Basket beyond a 5% decline, with up to 95% of your principal at risk
▪  All payments are subject to the credit risk of Credit Suisse AG
▪  No periodic interest payments
▪      Limited secondary market liquidity, with no exchange listing
▪  The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement ETF STR-1.

The initial estimated value of the notes as of the pricing date is $9.84 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-19 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________________________________

	Per Unit	Total
Public offering price	$10.000	$7,693,290.000
Underwriting discount	$0.125	$96,166.12
Proceeds, before expenses, to Credit Suisse	$9.875	$7,597,123.88

The notes:

Merrill Lynch & Co.
October 30, 2014

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Summary

The Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due November 16, 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the International Equity Basket described below (the “Basket”) on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you may lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Basket.  See “Terms of the Notes” below.

The Basket is comprised of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF (each, a “Basket Component”). On the pricing date each Basket Component was given an initial weight of 50%.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements.  Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”).  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This estimated value was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing.  You will not have any interest in, or rights to, the theoretical components we used to determine the estimated value of the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.   For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-19.

Terms of the Notes		Payment Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), which may act through its Nassau Branch or its London Branch.	Automatic Call Provision: Redemption Amount Determination: If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately one year and one week, if not called on the first or second Observation Dates
Market Measure:	An equally-weighted International Equity Basket comprised of the iShares® MSCI EAFE ETF (NYSE Arca symbol: “EFA”) and the iShares® MSCI Emerging Markets ETF (NYSE Arca symbol: “EEM”).
Starting Value:	100.00
Ending Value:	The Observation Level of the Market Measure on the final Observation Date.
Observation Level:	The value of the Market Measure on any Observation Date, calculated as described on page TS-8.
Observation Dates:
April 17, 2015, July 24, 2015, and November 6, 2015 (the final Observation Date).
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement ETF STR-1.

Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:
$10.350, representing a Call Premium of 3.50% of the principal amount, if called on the first Observation Date;
$10.525, representing a Call Premium of 5.25% of the principal amount, if called on the second Observation Date; and
$10.700, representing a Call Premium of 7.00% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described beginning on page PS-21 of product supplement ETF STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	95.00, or 95% of the Starting Value
Price Multiplier:	1, for each Basket Component, subject to adjustment for certain corporate events relating to the Basket Components, as described beginning on page PS-26 of product supplement ETF STR-1.
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-19.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement ETF STR-1 dated September 30, 2014:

http://www.sec.gov/Archives/edgar/data/1053092/000095010314006790/dp49842_424b2-etfs.htm

▪	Prospectus supplement and prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ETF STR-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the Observation Level of the Basket on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

▪     You accept that the return on the notes, if any, will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is significantly greater than the applicable Call Premium.

▪     If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪    You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪    You are willing to forgo dividends or other benefits of owning the Basket Components or the securities held by the Basket Components.

▪     You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪    You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪    You wish to make an investment that cannot be automatically called prior to maturity.

▪    You believe that the Basket will decrease from the Starting Value to the Ending Value.

▪    You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪    You seek an uncapped return on your investment

▪    You seek 100% principal protection or preservation of capital.

▪    You seek interest payments or other current income on your investment.

▪    You want to receive dividends or other distributions paid on the Basket Components or the securities held by the Basket Components.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Observation Levels and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	the Starting Value of 100.00;

2)	the Threshold Value of 95.00;

3)	the Call Level of 100.00;

4)	the term of the notes from November 6, 2014 to November 16, 2015;

5)
the Call Premium of 3.50% of the principal amount if the notes are called on the first Observation Date, 5.25% if called on the second Observation Date, and 7.00% if called on the final Observation Date; and

6)	Observation Dates occurring on April 17, 2015, July 24, 2015, and November 6, 2015 (the final Observation Date).

For recent hypothetical levels of the Basket, see “The Basket” section below. The Ending Value will not include any income generated by dividends paid on the Basket Components or the securities held by the Basket Components, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Notes Are Called on an Observation Date

The notes will be called at $10.000 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.350 = $10.350 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.525 = $10.525 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.700 = $10.700 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 97.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.000.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount.  For example, if the Ending Value is 80.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples
Notes Are Called on an Observation Date	Notes Are Not Called on Any
	Example 1	Example 2	Example 3	Example 4	Example 5
Starting Value	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00
Threshold Value	95.00	95.00	95.00	95.00	95.00
Observation Level on the First Observation Date	110.00	90.00	90.00	93.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	85.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	97.00	80.00
Return of the Basket	10.00%	5.00%	5.00%	-3.00%	-20.00%
Return of the Notes	3.50%	5.25%	7.00%	0.00%	-15.00%
Call Amount / Redemption Amount per Unit	$10.350	$10.525	$10.700	$10.000	$8.500

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement ETF STR-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Basket Components.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪
Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-19. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪
The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-19.

▪
Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-19. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Basket, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups.  If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Basket Components or securities held by the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component.

▪
The sponsor of the Underlying Indices described below may adjust one or both of the Underlying Indices in a way that affects its level or their levels, and has no obligation to consider your interests.

▪
The sponsor and investment advisor of the Basket Components may adjust the Basket Components in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪
You will have no rights of a holder of the shares of the Basket Components or the securities held by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions on those securities.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

▪
While we, MLPF&S or our respective affiliates may from time to time own shares of the Basket Components, stocks held by the Basket Components, or stocks included in the Underlying Indices, we, MLPF&S and our respective affiliates do not control any company held by any Basket Component or included in an Underlying Index, and are not responsible for any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Basket Components.

▪	The performance of each Basket Component and the performance of the related Underlying Index may vary.

▪	Risks associated with each Underlying Index or the underlying assets of the Basket Components will affect the share prices of the Basket Components and hence, the value of the notes.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪
The payments on the notes will not be adjusted for all corporate events that could affect a Basket Component.  See “Description of the Notes—Anti Dilution and Discontinuance Adjustments” beginning on page PS-26 of product supplement ETF STR-1.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material U.S. Federal Income Tax Consequences” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-36 of product supplement ETF STR-1.

Additional Risk Factors

Because the iShares® MSCI Emerging Markets ETF is a Basket Component, an investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets.

Many of the issuers included in the Underlying Index of the iShares® MSCI Emerging Markets ETF are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial, and legal systems. The regulatory and tax environments in these nations may be subject to change without review or appeal, and many emerging markets suffer from the underdevelopment of their capital markets and their tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation their assets, and/or nationalization of their businesses. It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the level of the Basket from the Starting Value to the Ending Value. The Basket Components are described in the section “The Basket Components” below.  Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” on page PS-30 of product supplement ETF STR-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value is as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
iShares® MSCI EAFE ETF	EFA	50.00%	62.79	0.79630514	50.00
iShares® MSCI Emerging Markets ETF	EEM	50.00%	41.97	1.19132714	50.00
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Components on the pricing date.

(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each scheduled Observation Date by summing the products of (a) the Closing Market Price, multiplied by its respective Price Multiplier, for each Basket Component on that scheduled Observation Date and (b) the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled Observation Date, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Observation Level of the Basket” beginning on page PS-31 of product supplement ETF STR-1.

The Price Multiplier for each Basket Component will be set to 1 on the pricing date, and is subject to adjustment for certain corporate events relating to that Basket Component. See the section entitled “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-26 of product supplement ETF STR-1.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from January 2008 through September 2014.  The graph is based upon actual month-end historical prices of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

The Basket Components

We have derived the following information from publicly available documents published by iShares, Inc. (“iShares”), a registered investment company and MSCI Inc. (“MSCI”), the sponsor of the Underlying Indices.  We make no representation or warranty as to the accuracy or completeness of the following information.  We are not affiliated with either Basket Component, and neither Basket Component will have any obligations with respect to the notes.  This term sheet relates only to the notes and does not relate to the shares of either Basket Component or securities included in either of the Underlying Indices described below.  Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below.  Neither we nor MLPF&S has made any due diligence inquiry with respect to either Basket Component in connection with the offering of the notes.  There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Basket Components have been or will be publicly disclosed.  Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value of the shares of the Basket Components on each Observation Date and therefore could affect your return on the notes.

iShares consists of numerous separate investment portfolios, including the Basket Components.  The Basket Components typically earn income dividends from securities included in the applicable Underlying Index.  These amounts, net of expenses and taxes (if applicable), are passed along to the Basket Component’s shareholders as “ordinary income.”  In addition, each Basket Component realizes capital gains or losses whenever it sells securities.  Net long-term capital gains are distributed to shareholders as “capital gain distributions.”  However, because your notes are linked only to the share price of the Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from the Basket Components or any equivalent payments.

Information provided to or filed with the SEC by iShares Trust (the “Trust”) pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 033-97598 and 811-09102, respectively.  We have not independently verified the accuracy or completeness of the information or reports.

The iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI EAFE Index. This Basket Component has an expense ratio of approximately 0.34% per year and trades on NYSE Arca under the ticker symbol “EFA.”

The MSCI EAFE Index. The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.00. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of September 30, 2014, the five largest country weights were Britain (21.3%), Japan (21.0%), France (9.9%), Switzerland (9.2%), and Germany (8.8%), and the five largest sector weights were Financials (25.7%), Industrials  (12.5%), Consumer Discretionary (11.6%), Healthcare (11.2%) and Consumer Staples (10.9%). We are currently one of the companies that make up the MSCI EAFE Index.

The MSCI EAFE Index is reported by Bloomberg under the ticker symbol “MXEA.”

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI Emerging Markets Index. This Basket Component has an expense ratio of approximately 0.67% per year and trades on NYSE Arca under the ticker symbol “EEM.”

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100.00. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates. As of September 30, 2014, the five largest country weights were China (19.2%), South Korea (15.0%), Taiwan (12.0%), Brazil (10.3%), and South Africa (7.4%), and the five largest sector weights were Financials (27.5%), Information Technology (16.7%), Energy (10.2%), Consumer Discretionary (9.0%), and Consumer Staples (8.3%).

The MSCI Emerging Markets Index is reported by Bloomberg under the ticker symbol “MXEF.”

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Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

General - MSCI Indices

The MSCI EAFE Index and the MSCI Emerging Markets Index are market capitalization weighted by adjusted free float, meaning that each component security is included in the indices at the value of its free public float, adjusting by a foreign inclusion factor (“FIF”) that accounts for foreign ownership limits applicable to a specific security. In cases where other foreign investment restrictions exist that materially limit the ability of international investors to freely invest in a particular equity market, sector or security, a limited investability factor (the “Limited Investability Factor”) may also be applied to the free float to insure that the investability objectives of the indices can be achieved.

The MSCI EAFE Index and the MSCI Emerging Markets Index are calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. Prices used in calculating the applicable level for component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. MSCI converts the closing prices into U.S. dollars on a real-time basis and publishes and disseminates the indices daily on its website and through numerous data vendors.  The index levels are disseminated every 15 seconds or 60 seconds during market trading hours on Bloomberg and Reuters Limited depending on the index type and its use in the marketplace. The indices are calculated, maintained and published by MSCI.

Index Methodology

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size-segments for each market; (iv) applying Index Continuity Rules; and (v) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i)
Identifying Eligible Equity Securities: all listed equity securities, including Real Estate Investment Trusts (“REITs”), are eligible for inclusion in the Equity Universe. Conversely, mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are not eligible for inclusion in the Equity Universe.

(ii)
Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in Developed Markets (“DM”) Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes.

The Global Investable Equity Universe is the aggregation of all Market Investable Equity Universes. The EM Investable Equity Universe is the aggregation of all the Market Investable Equity Universes for Emerging Markets. The DM Investable Equity Universe is the aggregation of all the Market Investable Equity Universes for Developed Markets.

Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i)
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe sorted in descending order by full market capitalization.

(ii)
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii)
Developed and Emerging Market Minimum Liquidity Requirements: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity measured by the twelve-month and three-month Annualized Traded Value Ratio (“ATVR”), and the three-month frequency of trading. The ATVR screens out extreme daily trading volumes, taking into account the free float-adjusted market capitalization size of securities. The 3-month frequency of trading is determined by dividing the number of days a security traded during a 3-month period by the number of trading days within this period. The aim of the twelve-month and the three-month ATVR together with the three-month frequency of trading is to select securities with a sound long and short-term liquidity. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an Emerging Market. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market. In instances when a security does not meet the above criteria, the security will be represented by a relevant

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

liquid eligible depositary receipt if it is trading in the same geographical region. Depositary receipts are deemed liquid if they meet all the above mentioned criteria for twelve-month ATVR, three-month ATVR and three-month frequency of trading.

(iv)
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI EAFE Index’s and the MSCI Emerging Markets Index’s abilities to fully and fairly represent the characteristics of their respective underlying markets.

(v)
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the MSCI EAFE Index and the MSCI Emerging Markets Index outside of a Quarterly or Semi-Annual Index Review.

(vi)
Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size-Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size-Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size-segment; (ii) determining the Global Minimum Size Range for each size-segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the Size-Segments; and (v) applying Final Size-Segment investability requirements and index continuity rules.  The Index is a Standard Index.

Index Continuity Rules for the MSCI EAFE Index and the MSCI Emerging Markets Index

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for the MSCI EAFE Index and the MSCI Emerging Markets Index.

If after the application of the index construction methodology, either the MSCI EAFE Index or the MSCI Emerging Markets Index contain fewer than five securities, then the largest securities by free float- adjusted market capitalization are added to the that index in order to reach five constituents. At subsequent index reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard (“GICS”). As of January 1, 2014, the GICS consisted of 10 sectors, 24 industry groups, 67 industries, and 156 sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. Please refer to “Background on GICS®” below for further information.

Maintenance of the MSCI EAFE Index and the MSCI Emerging Markets Index

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size-Segment Indices which include:

•	updating the indices on the basis of a fully refreshed Equity Universe;

Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

•	taking buffer rules into consideration for migration of securities across size-segments; and

•	updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size-Segment Indices.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size-Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size-Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size-Segment Index, addition of significant new investable companies, deletion of companies due to low liquidity and changes in FIFs and in NOS. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size-segment.

(iii)
Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Client Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indices as “expected” announcements, or as “undetermined” announcements, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation.

Calculation of the MSCI Indices

The MSCI Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

The index levels are calculated as follows:

Price Index LevelUSDt = Price Index Level USDt-1 *	Index Adjusted Market Cap USDt Index Initial Market Cap USDt

Price Index Level Localt = Price Index Level Localt-1 *	Index Adjusted Market Cap For Localt Index Initial Market Cap USDt

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Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Where:

•	Price Index Level USDt-1 is the Price Index level in USD at time t-1

•	Index Adjusted Market Cap USDt is the Adjusted Market Capitalization of the index in USD at time t

•	Index Initial Market Cap USDt is the Initial Market Capitalization of the index in USD at time t

•	Price Index Level Localt-1 is the Price Index level in local currency at time t-1

•	Index Adjusted Market Cap For Localt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

The Index Market Capitalization is calculated as follows:

Index Adjusted Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt
FXratet
Index Adjusted Market Cap For Localt =

Σ sεl,t	(	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt	*	ICIt	)
		FXratet-1		ICIt-1
Index Initial Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet-1 * Inclusion Factort
FXratet-1

Where:

•	End of Day Number Of Sharest-1 is the number of shares of security at the end of day t-1.

•	Price Per Sharet is the price per share of security s at time t.

•	Price Per Sharet-1 is the price per share of security s at time t-1.

•
Inclusion Factort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor, Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•
PAFt is the Price Adjustment Factor of security s at time t. The Price Adjustment Factor (the “PAF”) is needed to ensure historical price comparability. This factor often accounts for assets that contribute to the index performance for a day, such as rights offerings, spun-off companies or extraordinary dividends.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira − ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Note:  The only difference in the formulas between U.S. dollars and local currency indices calculation is that the same exchange rate is used in the numerator and denominator for local currency, which means that there is no impact of currency change in the performance. Time variant exchange rates are used for the U.S. dollars calculation.

Since the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index and the MSCI Emerging Markets Index, the MSCI EAFE Index and the MSCI Emerging Markets Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the levels of the MSCI EAFE Index and the MSCI Emerging Markets Index.  Conversely, if the U.S. dollar strengthens against such currencies, the levels of the MSCI EAFE Index and the MSCI Emerging Markets Index will decrease.  Fluctuations in currency exchange rates can have a continuing impact on the levels of the MSCI EAFE Index and the MSCI Emerging Markets Index.  The return on an index composed of the component securities of the MSCI EAFE Index and the MSCI Emerging Markets Index where the closing price is not converted into U.S. dollars can be significantly different from the returns on the MSCI EAFE Index and the MSCI Emerging Markets Index, which are converted into U.S. dollars.

Strategic Accelerated Redemption Securities®	TS-14

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Corporate Events

When a corporate event affects securities from different size-segments, countries or regions leading to several possible implementations, MSCI generally adopts the most global point of view to implement the event, provided that at least one security involved in the event is a constituent of the MSCI Indices. MSCI reserves the right to use a different approach when appropriate. Any implementation decisions related to such cases are announced to clients prior to the change becoming effective in the MSCI EAFE Index and the MSCI Emerging Markets Index.

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the MSCI EAFE Index and the MSCI Emerging Markets Index.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the MSCI EAFE Index and the MSCI Emerging Markets Index at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results, if any, and other additional conditions for the offer.

If a security is deleted from the MSCI EAFE Index or the MSCI Emerging Markets Index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion at the following regularly scheduled index review.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company. In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float.

When the spun‐off security does not trade on the ex‐date, a PAF is applied to the price of the parent entity and a “detached” security is created to avoid a drop in the free float‐adjusted market capitalization of the parent entity, regardless of whether the spun‐off security is added or not. The detached security is included in the MSCI EAFE Index or the MSCI Emerging Markets Index as of the close of the ex‐date and is maintained until the spun‐off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security. The treatment of the spun-off entity remains the same as under the general treatment. In certain cases where the spun-off security is not trading on the ex‐date and its market capitalization is estimated to be very small or there is a risk that the market price of the parent entity could potentially increase on the ex‐date, the impact of the event on the parent security’s market capitalization may be considered as negligible. In those situations, as the detached security cannot have a negative value and to avoid neutralizing the performance of the parent entity on the ex‐date of the event, MSCI may decide not to add the detached security. Instead, MSCI would apply a PAF of 1 to the market price of the parent entity on the ex‐date of the event. In addition, the spun‐off security, once it starts trading on the market, would not be included in the MSCI EAFE Index or the MSCI Emerging Markets Index at the time of the event.

Corporate Actions. Corporate actions such as splits, stock dividends and rights issues, which affect the price of a security, require a price adjustment. In general, the price adjustment factor (PAF) is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. A primary equity offering involves the issuance of new shares by a company. Changes in number of

Strategic Accelerated Redemption Securities®	TS-15

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled Index Review following the completion of the event. Secondary offerings involve the distribution of existing shares of current shareholders in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.  For public secondary offerings of existing constituents representing at least 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be implemented at the following regularly scheduled Index Review.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent Foreign Inclusion Factor (“FIF”) and/or Domestic Inclusion Factor (“DIF”) changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a regularly scheduled Index Review.

Suspensions, Delistings and Bankruptcies. MSCI will remove from the MSCI EAFE Index or the MSCI Emerging Markets Index as soon as practicable companies that file for bankruptcy or for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely to occur in the future. MSCI will treat in the same way companies that fail stock exchange listing requirements and are to be delisted. When the primary exchange price is not available, MSCI will delete securities at an over-the-counter or equivalent market price when such a price is available and deemed relevant. If no over-the-counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Background on GICS®

The GICS is a global standard, developed jointly in 1999 by Standard & Poor’s Financial Services LLC (“S&P”) and MSCI, to categorize companies by their business. It currently consists of 10 sectors, 24 industry groups, 67 industries and 156 sub-industries, as part of a four-tiered, hierarchical classification system. Over 42,000 companies are classified under the GICS methodology. Companies are classified according to their “principal business activity.” Revenues are a significant factor in determining principal business activity, although earnings and market perception are also considered important. If a company’s subsidiary files separate financials to its reporting government agency, then the subsidiary will be considered a separate entity and classified independently under the GICS methodology. A GICS code will change whenever there is a major corporate action that redefines a company’s primary line of business. At a minimum, companies are reviewed annually to ensure that they have not redefined their lines of business through a series of smaller events. The GICS methodology and structure fall under the overall supervision of the GICS Operations Committee, which consists of both members from S&P and MSCI.

Strategic Accelerated Redemption Securities®	TS-16

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Historical Data of the iShares® MSCI EAFE ETF

The following table sets forth the high and low closing prices of the shares of the iShares® MSCI EAFE ETF from the first quarter of 2008 through the pricing date.  The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places.  The historical closing prices of shares of the iShares® MSCI EAFE ETF should not be taken as an indication of future performance, and we cannot assure you that the price per share of the iShares® MSCI EAFE ETF will not decrease.

	High ($)	Low ($)
2008 First Quarter	78.35	68.31
Second Quarter	78.52	68.10
Third Quarter	68.04	53.08
Fourth Quarter	55.88	35.71

2009 First Quarter	45.44	31.69
Second Quarter	49.04	38.57
Third Quarter	55.81	43.91
Fourth Quarter	57.28	52.66

2010 First Quarter	57.96	50.45
Second Quarter	58.03	46.29
Third Quarter	55.42	47.09
Fourth Quarter	59.46	54.25

2011 First Quarter	61.91	55.31
Second Quarter	63.87	57.10
Third Quarter	60.80	46.66
Fourth Quarter	55.57	46.45

2012 First Quarter	55.80	49.15
Second Quarter	55.51	46.55
Third Quarter	55.15	47.62
Fourth Quarter	56.88	51.96

2013 First Quarter	59.89	56.90
Second Quarter	63.53	57.03
Third Quarter	65.05	57.55
Fourth Quarter	67.06	62.71

2014 First Quarter	68.03	62.31
Second Quarter	70.67	66.26
Third Quarter	69.25	64.12
Fourth Quarter (through the pricing date)	63.36	59.53

Strategic Accelerated Redemption Securities®	TS-17

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Historical Data of the iShares® MSCI Emerging Markets ETF

The following table sets forth the high and low closing prices of the shares of the iShares® MSCI Emerging Markets ETF from the first quarter of 2008 through the pricing date.  The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places.  The historical closing prices of shares of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and we cannot assure you that the price per share of the iShares® MSCI Emerging Markets ETF will not decrease.

	High ($)	Low ($)
2008 First Quarter	50.37	42.17
Second Quarter	51.70	44.43
Third Quarter	44.43	31.33
Fourth Quarter	33.90	18.22

2009 First Quarter	27.09	19.94
Second Quarter	34.64	25.65
Third Quarter	39.29	30.75
Fourth Quarter	42.07	37.56

2010 First Quarter	43.22	36.83
Second Quarter	43.98	36.16
Third Quarter	44.77	37.59
Fourth Quarter	48.58	44.77

2011 First Quarter	48.69	44.63
Second Quarter	50.21	45.50
Third Quarter	48.46	34.95
Fourth Quarter	42.80	34.36

2012 First Quarter	44.76	38.23
Second Quarter	43.54	36.68
Third Quarter	42.37	37.42
Fourth Quarter	44.35	40.14

2013 First Quarter	45.20	41.80
Second Quarter	44.23	36.63
Third Quarter	43.29	37.34
Fourth Quarter	43.66	40.44

2014 First Quarter	40.99	37.09
Second Quarter	43.95	40.82
Third Quarter	45.85	41.56
Fourth Quarter (through the pricing date)	42.07	40.27

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Basket Components.

License Agreement

BlackRock and Credit Suisse have entered into a non-exclusive license agreement under which BlackRock has licensed to Credit Suisse and certain of its affiliates the right to use the iShares® mark in connection with each Basket Component.  The license agreement provides that the following language must be set forth in this term sheet:

iShares® and BlackRock® are registered trademarks of BlackRock and its affiliates. BlackRock has licensed certain trademarks and trade names of BlackRock to Credit Suisse. The notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Strategic Accelerated Redemption Securities®	TS-18

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket.  In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Supplemental Use of Proceeds and Hedging” on page PS-20 of product supplement ETF STR-1.

Strategic Accelerated Redemption Securities®	TS-19

Strategic Accelerated Redemption Securities®
Linked to an International Equity Basket, due November 16, 2015

Material U.S. Federal Income Tax Consequences

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-36 of product supplement ETF STR-1, which you should carefully review prior to investing in the notes.

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of the notes.  Thus, the characterization of the notes is not certain.  In the absence of an administrative or judicial ruling to the contrary and pursuant to the terms of the notes, you agree with us to treat the notes, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Market Measure, that are eligible for open transaction treatment.  The balance of this discussion assumes that the notes will be treated as prepaid financial contracts.  You should be aware that such characterization of the notes is not certain, nor is it binding on the U.S. Internal Revenue Service (the “IRS”) or the courts.  Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below or in the product supplement.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.  You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

If the notes are treated as prepaid financial contracts, (and subject to the discussion under “Constructive Ownership Transaction Rules” in the product supplement) a U.S. Holder (as defined in the product supplement) should generally recognize gain or loss upon the sale, exchange or maturity of its notes in an amount equal to the difference between the amount realized at such time and the U.S. Holder’s tax basis in its notes (generally the amount paid for the notes).  Such gain or loss generally should be long-term capital gain or loss if the notes have been held for more than one year.  For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-20